Reporting Date:		September
30, 2009

N-SAR SEC Filing Deadline:
	November 30, 2009


	Eaton Vance National Limited Maturity
Municipals Fund ("National Fund") was
the surviving Fund in a merger with
Eaton Vance Ohio Limited Maturity
Municipals Fund ("Ohio Fund").  In the
merger, all of the assets of Ohio Fund
were transferred to National Fund in
exchange for the issuance of National
Fund shares and the assumption of all of Ohio Fund's liabilities by the National
Fund at a closing held on September 25,
2009.  As a result of the merger, each
shareholder of the Ohio Fund received
full and fractional National Fund shares equal in value at the close of regular trading on the New York Stock
Exchange on the date of the closing to
the value of such shareholder's shares of the Ohio Fund. The merger was approved by the Trustees of each Fund on April 27, 2009 and by the Ohio Fund shareholders on September 25, 2009.
The Plan of Reorganization and other
documents relevant to the merger are
incorporated by reference to the Form
N-14 filings (and amendments thereto)
filed by Eaton Vance Investment Trust
on June 22, 2009 (Accession No.
0000940394-09-000459) and August 12,
2009 (Accession No. 0000940394-09-
000604).